Exhibit 10.18

THE WESTERN UNION COMPANY

2006 NON-EMPLOYEE DIRECTOR EQUITY COMPENSATION PLAN

STOCK UNIT AWARD AGREEMENT — TERMS AND CONDITIONS

1.	Pursuant to The Western Union Company 2006 Non-Employee Director Equity Compensation Plan (the “Plan”), The Western Union Company (the “Company”) hereby grants to you (“Director”) as of September 29, 2006 (the “Grant Date”), the number of Unrestricted Stock Units (the “Units”) relating to shares of the Company’s common stock specified in the attached Stock Unit Award Notice (which forms part of this Agreement), subject to the conditions and restrictions set forth in this Agreement. Each Unit shall provide for the issuance and transfer to Director of one share of the Company’s common stock. Upon issuance and transfer of the shares of common stock subject to the Units, Director shall have all rights incident to ownership, including but not limited to voting rights and the right to receive dividends. The number of Units may be adjusted pursuant to paragraph 6 below.

2.	The terms of the Plan are hereby incorporated in this instrument by reference and made a part hereof. Any capitalized terms used in this Agreement that are not defined herein shall have the meaning set forth in the Plan.

3.	The Company, in its sole direction, may require, prior to the issuance or delivery of any shares of common stock pursuant to the Units, payment by Director of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with the Award.

4.	Prior to the settlement of the Units, Director will be paid amounts equal to the regular cash dividends that would be payable to Director if Director had been transferred and held the shares of common stock underlying the Units, which payment shall be made as soon as practicable after the issuance of such dividends but in no event later than March 15 of the calendar year following the calendar year in which such dividends are issued. No amounts will be paid with respect to record dates for dividends occurring prior the Grant Date. Prior to the issuance and transfer of the shares of common stock underlying the Units, Director shall not be a shareholder of record with respect to such shares and shall have no voting rights with respect to such shares.

5.	The Units may not be sold, assigned, transferred, pledged, or otherwise disposed of, except by will or the laws of descent and distribution, or otherwise as provided by the Plan. If Director or anyone claiming under or through Director attempts to make any such sale, transfer, assignment, pledge or other disposition of the Units in violation of this Paragraph 5, such attempted violation shall be null, void, and without effect.

6.

The Committee shall adjust your Stock Unit Award in the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, provided, however, that any such adjustment shall comply with the requirements of Code §409A.

7.	[Notwithstanding anything in this Agreement to the contrary, all Units subject to this Agreement shall be immediately forfeited in the event that Director’s service on the Company’s Board of Directors is terminated on account of gross misconduct.] [Optional Provision for Certain Non-US Directors]

8.	The terms of this Agreement may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, however, that no such amendment shall adversely affect in a material manner any right of Director under this Agreement without Director’s written consent. The Committee may, in its sole discretion, permit Director to surrender the Units in order to exercise or realize the rights under other Awards under the Plan, or in exchange for the grant of new Awards under the Plan, or require Director to surrender the Units as a condition precedent of new Awards under the Plan.

9.	Any action taken or decision made by the Company, the Board, or the Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on Director and all persons claiming under or through Director. By accepting this grant of Units or other benefit under the Plan, Director and each person claiming under or through Director shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee or its delegates.

10.	This Award is discretionary, non-binding for future years and there is no promise or guarantee that such grants will be offered to the Director in future years.

11.	The validity, construction, interpretation, administration and effect of the Plan, and of its rules and regulations, and rights relating to the Plan and to this Agreement, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.